Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

CareDx, Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	3,500,000(2)	$13.665(3)	$47,827,500(3)	0.00014760	$7,059.339

Total Offering Amounts:					$47,827,500(3)		$7,059.339

Total Fee Offsets:							—

Net Fee Due:							$7,059.339

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock, $0.001 par value per share (the “Common Stock”), of CareDx, Inc. (the “Registrant”) that become issuable under the CareDx, Inc. 2024 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents 3,500,000 shares of Common Stock issuable pursuant to the Plan.
(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and the proposed maximum aggregate offering price with respect to these shares are calculated based on $13.665 per share, the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on June 18, 2024, a date within five business days prior to the filing of this Registration Statement.

Table 2: Fee Offset Claims and Sources

Not Applicable